Exhibit 10.15

LOAN AND SECURITY AGREEMENT
by and among

ATLANTICUS HOLDINGS CORPORATION
as Borrower,
CERTAIN SUBSIDIARIES NAMED HEREIN,
as Guarantors,
and
DOVE VENTURES, LLC
as Lender

Dated as of November 26, 2014

1

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6	AFFIRMATIVE COVENANTS		20
	6.1	Accounting System	20
	6.2	Financial Statements, Reports, Certificates	20
	6.3	Maintenance of Properties	21
	6.4	Taxes	21
	6.5	Insurance	21
	6.6	Location of Inventory and Equipment	22
	6.7	Compliance with Laws	22
	6.8	Leases	22
	6.9	Existence	22
	6.1	Environmental	22
	6.11	Disclosure Updates	22
	6.12	Formation of Subsidiaries	23
	6.13	Licenses; Regulatory Approval	23
	6.14	Retirement of Convertible Bonds	23
7	NEGATIVE COVENANTS		23
	7.1	Indebtedness	23
	7.2	Liens	24
	7.3	Restrictions on Fundamental Changes	26
	7.4	Disposal of Assets	26
	7.5	Change Name	27
	7.6	Nature of Business	27
	7.7	Prepayments and Amendments	27
	7.8	Change of Control	27
	7.9	Distributions	27
	7.1	Accounting Methods	27
	7.11	Investments	27
	7.12	Transactions with Affiliates	28
	7.13	Use of Proceeds	28
8	EVENTS OF DEFAULT		28
9	THE LENDER’S RIGHTS AND REMEDIES		30
	9.1	Rights and Remedies	30
	9.2	Remedies Cumulative	31
10	TAXES AND EXPENSES		31
11	WAIVERS; INDEMNIFICATION		32
	11.1	Demand; Protest; etc	32
	11.2	The Lender’s Liability for Collateral	32
	11.3	Indemnification	32
12	GUARANTY		33
	12.1	Guaranty; Limitation of Liability	33
	12.2	Guaranty Absolute	33
	12.3	Waivers and Acknowledgments	34
	12.4	Subrogation	35
	12.5	Subordination	36
	12.6	Continuing Guaranty; Assignments	36
13	NOTICES		37

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14	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		37
15	GENERAL PROVISIONS		38
	15.1	Successors	38
	15.2	Amendments and Waivers	38
	15.3	No Waivers; Cumulative Remedies	38
	15.4	Effectiveness	39
	15.5	Section Headings	39
	15.6	Interpretation	39
	15.7	Severability of Provisions	39
	15.8	Counterparts; Electronic Execution	39
	15.9	Revival and Reinstatement of Obligations	39
	15.10	Integration	39

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EXHIBITS

Exhibit A	Form of Term Note
Exhibit B	Form of Compliance Certificate
Schedule 4.1	Commercial Tort Claims

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of November 26, 2014, by and among ATLANTICUS HOLDINGS CORPORATION, a Georgia corporation, as Borrower (“Borrower”), certain Subsidiaries of Borrower as guarantors, and DOVE VENTURES, LLC, a Nevada limited liability company, as lender (together with any successors or assigns thereto, “Lender”).
The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Account” means an account (as that term is defined in the Code).
“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a General Intangible.
“Additional Documents” has the meaning set forth in Section 4.3(c).
“Additional Term Loan” has the meaning set forth in Section 2.1(b).
“Additional Term Note” has the meaning set forth in Section 2.1(b).
“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.12 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person. For purposes of this Agreement, the Lender shall be deemed to not to be an Affiliate of any Credit Party.
“Agreement” has the meaning set forth in the preamble hereto.
“Approved Accounting Firms” means any of the following independent certified public accounting firms: BDO USA, LLP, any independent certified public accounting firm of nationally recognized standing or any other independent certified public accounting firm acceptable to the Lender in its reasonable discretion.
“Authorized Person” means any officer or employee of Borrower certified by Borrower to be an “Authorized Person”.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“Board of Directors” means, with respect to any Person, the Board of Directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Books” means all of each Credit Party’s now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of each Credit Party’s Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).
“Borrower” has the meaning set forth in the preamble to this Agreement.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Nevada.
“Capital Lease” means a lease under which any Credit Party is liable that is required to be capitalized for financial reporting purposes in accordance with GAAP as in effect on the date hereof.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.
“Change of Control” means and shall be deemed to have occurred, if (a) after the Closing Date, a majority of the seats (other than vacant seats) on the board of directors of Borrower shall at any time be occupied by persons who were not (i) members of the board of directors of Borrower on the Closing Date, (ii) nominated by the board of directors of Borrower after the Closing Date or (iii) appointed by the directors referred to in clause (a)(i) or (ii) after the Closing Date, (b) on or at any time after the Closing Date, any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934, as in effect on the date hereof) other than a Permitted Holder shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower; or (c) any event constituting a “change in control” under instruments governing any other Indebtedness in a principal amount in excess of $1,000,000. Notwithstanding the foregoing, a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger or amalgamation agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement
“Closing Date” means the date that all conditions precedent set forth in Section 3.1 have been satisfied and the Initial Term Loan is made.
“Code” means the Nevada Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Nevada, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted hereunder or under any of the Loan Documents.
“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).
“Commercial Tort Claim Assignment” has the meaning set forth in Section 4.3(b).
“Compliance Certificate” means a certificate substantially in the form of Exhibit B delivered by the chief financial officer of Borrower to the Lender.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Lender, executed and delivered by Borrower or one of its Subsidiaries, the Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Convertible Bonds” means Borrower’s 5.875% Convertible Bonds due 2035.
“Credit Parties” means, collectively, the Borrower and the Guarantors and “Credit Party” means any of them.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Dollars” or “$” means United States dollars.
“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Credit Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Credit Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Credit Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 USC §6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
“Equipment” means equipment (as that term is defined in the Code), and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Credit Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Credit Party and whose employees are aggregated with the employees of any Credit Party under IRC Section 414(o).
“Event of Default” has the meaning set forth in Section 8.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Stock” means the Stock of (a) Fortiva Funding III, LLC; (b) Fortiva Funding IV, LLC; (c) Atlanticus Funding II, LLC; (d) Atlanticus Funding IV, LLC; (e) CreditLogistics India Private Limited; (f) CCR Reinsurance Ltd.; and (g) Stock of any Subsidiary not organized or formed under the laws of the United States or of any State thereof, to the extent such Stock exceeds 65% of the outstanding voting Stock of such Subsidiary.

“Excluded Subsidiaries” shall mean any Subsidiary of Borrower that is not a Guarantor.
“Extraordinary Receipts” means any Collections received by Borrower or any of its Subsidiaries not in the ordinary course of business, including, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments, and (g) any purchase price adjustment received in connection with any purchase agreement.
“Facility Amount” means up to $40,000,000.
“Funding Date” means the date that an Additional Term Loan is made in accordance with Section 2.1(c).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Guarantors” means, collectively, CIAC Corporation, a Nevada corporation, Atlanticus Services Corporation, a Georgia corporation, Wilton Acquisitions, LLC, a Georgia limited liability company, CC Serve Corporation, a Georgia corporation, Access Financing, LLC, a Georgia limited liability company, Mobile Tech Investments, LLC, a Georgia limited liability company, and ACC Holdings, LLC, a Georgia limited liability company, and “Guarantor” means any one of them.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.
“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.
“Indemnified Liabilities” has the meaning set forth in Section 11.3.
“Indemnified Person” has the meaning set forth in Section 11.3.
“Initial Term Loan” has the meaning set forth in Section 2.1(a).
“Initial Term Note” has the meaning set forth in Section 2.1(a).
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.
“Inventory” means inventory (as that term is defined in the Code).
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code).
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
“Lender” has the meaning set forth in the preamble to this Agreement; provided, however, in the event of a sale by the Lender of less than all of the Term Loans to any other Person, “Lender” means all holders of the Term Loans in the aggregate, or, where the context suggests otherwise in this Agreement the Person serving in the role of “agent” or “lead lender” as designated by the holders of a majority of the principal amount of the Term Loans.
“Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Credit Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender, (b) fees or charges paid or incurred by the Lender in connection with the Lender’s transactions with Borrower or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches), filing, recording, publication, appraisal or business valuations, real estate surveys, real estate title policies and endorsements, environmental audits and greens fees, (c) costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of the Lender related to audit examinations of the Books up to the amount of any limitation contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender’s relationship with Borrower or any Subsidiary of Borrower, (h) the Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) the Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any Subsidiary of Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.
“Lender-Related Person” means the Lender, together with the Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Lender’s Liens” means the Liens granted by Borrower or its Subsidiaries to the Lender under this Agreement or the other Loan Documents.
“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.
“Loan Documents” means this Agreement, the Control Agreements, the Pledge Agreement, any note or notes executed by any Credit Party in connection with this Agreement and payable to the Lender, and any other agreement entered into, now or in the future, by any Credit Party and the Lender in connection with this Agreement.
“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries’, taken as a whole, ability to perform its obligations generally under the Loan Documents to which it is a party or of the Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Credit Party.
“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper).
“Net Cash Proceeds” means, with respect to any sale or disposition by any Person or any Subsidiary thereof of property or assets, the amount of Collections received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to the Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such disposition, (ii) reasonable direct costs and direct expenses related thereto incurred by such Person or such Subsidiary in connection therewith (including reasonable legal expenses, accounting expenses, investment banking services, and sales commissions), and (iii) taxes paid or payable to any taxing authorities by such Person or such Subsidiary (or by a direct or indirect member or shareholder of such Person or Subsidiary) in connection therewith, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable and are properly and directly attributable to such transaction. For the avoidance of doubt, taxes properly and directly attributable to such transaction do not include any income or franchise taxes.
“Obligations” means the Initial Term Loan, each Additional Term Loan, if any, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), premiums, liabilities (including all amounts charged to Borrower’s loan account pursuant hereto), obligations (including indemnification obligations), fees, charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by the Credit Parties to the Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that any Credit Party is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Permitted Dispositions” means (a) (i) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business and (ii) sales or other dispositions of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions do not exceed $1,000,000 in the aggregate in any twelve-month period, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) dispositions in the ordinary course of business of defaulted Accounts and their underlying receivables in connection with the compromise, settlement or collection thereof, and (f) sales, transfers, or dispositions of property or assets permitted by Section 7.11 hereof.
“Permitted Holder” mean, collectively, David G. Hanna, Frank J. Hanna III, members of their immediate families, their respective estate, heirs and legatees, and the legal representatives of any of the foregoing, including, without limitation, the trustee of any trust of which one or more of the foregoing are the sole beneficiaries.
“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Borrower or any Subsidiary of Borrower effected in the ordinary course of business or owing to Borrower or any Subsidiary of Borrower as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or any Subsidiary of Borrower, (e) Investments by any Credit Party in any other Credit Party, provided that the proceeds of such Investments in the hands of the investee Credit Party shall not (except for Permitted Liens) be encumbered to the benefit of any creditor other than the Lender, and (f) Investments arising under Hedge Agreements so long as such hedging arrangements are used in the ordinary course of business operations as a risk management strategy or to hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets.
“Permitted Liens” means Liens permitted by Section 7.2.
“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) the Lender is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Pledge Agreement” means one or more stock pledge agreements executed and delivered by one or more of the Credit Parties in favor of the Lender, in each case, in form and substance reasonably satisfactory to the Lender.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including obligations under Capital Leases), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Credit Party and the improvements thereto.
“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.
“Reporting Addendum” has the meaning given such term in Section 3.1(c)(vi).
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a “securities account” as that term is defined in the Code.
“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
“Stock” means all shares, options, warrants, interests, participations, membership interests, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the Board of Directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
“Supporting Obligation” means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, chattel paper, document, General Intangible, instrument, or Investment Property.
“Term Loan” has the meaning set forth in Section 2.1(b).
“Term Note” has the meaning set forth in Section 2.1(b).
“Termination Date” means the earliest of (a) December 31, 2014, if the Closing Date has not occurred on or before such date, (b) the prepayment of the Term Loans in full, (c) the date, if any, of the acceleration of the maturity of the Term Loans pursuant to Section 9.1(a) and (d) that date which is 364 days after the Closing Date.

“Transaction Documents” means, collectively, all agreements, documents and instruments executed and/or delivered in connection therewith; provided, that the term “Transaction Documents” as used herein shall not include any of the Loan Documents.
“United States” means the United States of America.
“Voidable Transfer” has the meaning set forth in Section 15.9.
1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

1.3    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein, provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.LOAN AND TERMS OF PAYMENT.
2.1    Term Loans.

(a)Initial Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date Lender shall make a term loan (the “Initial Term Loan”) to Borrower in a principal amount of $20,000,000. The Term Loan shall be evidenced by one or more promissory notes aggregating to the principal amount of the Term Loan and substantially in the form of Exhibit A attached hereto and incorporated herein by reference (together with all amendments, consolidations, modifications, renewals and supplements thereto the “Initial Term Note”). The Term Loan shall be due and payable in a single installment, payable on the Termination Date.
(b)Additional Term Loans. At the request of the Borrower, the Lender, in the exercise of its sole and absolute discretion, may agree to make additional term loans (each an “Additional Term Loan” and, together with the Initial Term Loan, the “Term Loans”), which additional Term Loans shall be governed by the terms of this Agreement in the event the Lender and the Borrower so agree under the terms of any Note evidencing such Additional Term Loans (together with the Initial Term Note and with all amendments, consolidations, modifications, renewals and supplements thereto, each an “Additional Term Note” and, together with the Initial Term Note, collectively the “Term Notes”). Such Additional Term Loans shall be evidenced by such other Loan Documents as may be agreed upon by such Bank and the Borrower from time to time. Any such Additional Term Loan shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000.
(c)Borrowing Procedure. Borrower may request that a Term Loan be made hereunder upon an irrevocable written request by an Authorized Person delivered to Lender (i) in the case of the Initial Term Loan, not later than 9:00 a.m. (Atlanta time) on the Closing Date and (ii) in the case of any Additional Term Loan, not later than ten (10) days prior to the Business Day that is the requested Funding Date for such Additional Term Loan. Such Notice shall specify the principal amount of the Term Loan being requested (which, when aggregate with any other outstanding Term Loans, may not be in excess of the Facility Amount), the proposed Funding Date for such Loan and, in the case of any Additional Term Loan, the proposed use of the proceeds of such Additional Term Loan. Lender shall make the proceeds of the Initial Term Loan available to Borrower on the Closing Date by transferring immediately available funds equal to the proceeds thereof to such account as Borrower shall specify to Lender. In the event that Lender elects in its sole and absolute discretion to make an Additional Term Loan, Lender shall make the proceeds of such Additional Term Loan available to Borrower on the Funding Date therefor by transferring immediately available funds equal to such proceeds thereof to such account as Borrower shall specify to Lender and that Lender shall approve.
(d)Termination. Notwithstanding the foregoing, the outstanding unpaid principal balance and all accrued and unpaid interest under all Term Loans shall be due and payable on the Termination Date. All amounts outstanding under each Term Loan shall constitute Obligations.
2.2    Payments.
(a)    Payments by Borrower. Except as otherwise expressly provided herein, all payments by Borrower shall be made to such account as Lender as Lender shall specify and shall be made in immediately available funds, no later than 2:00 p.m. (Atlanta time) on the date specified herein. Any payment received by Lender later than 2:00 p.m. (Atlanta time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(b)    Optional Prepayments. Borrower may prepay, without premium or penalty, the principal amount of the Term Loans, provided that: no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) Borrower shall provide Lender not less than 5 Business Days prior written notice of such prepayment, and (ii) each such prepayment shall be in a minimum amount of $500,000 and integral multiples of $500,000 in excess thereof, or, if less, an amount equal to the remaining aggregate principal balance of the Term Loans. Each prepayment pursuant to this Section 2.2(b) shall be applied in accordance with Section 2.2(d).
(c)    Mandatory Prepayments.
(i)    Immediately upon any voluntary or involuntary sale or disposition by any Credit Party of property or assets (other than sales or dispositions which qualify as Permitted Dispositions), Borrower shall prepay the outstanding Obligations in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such sales or dispositions. Nothing contained in this subclause (i) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 7.4.
(ii)    Upon the incurrence or issuance by Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to clauses (a) through (m) of Section 7.1), Borrower shall prepay the outstanding Obligations in accordance with clause (d) below in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Borrower or such Subsidiary.
(iii)    Immediately upon the receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts in any fiscal year, Borrower shall prepay the outstanding Obligations in accordance with clause (d) below in an amount equal to 50% of such Extraordinary Receipts, net of (A) any reasonable direct expenses incurred in collecting such Extraordinary Receipts and (B) claims of other of lenders whose Indebtedness has a claim to such Extraordinary Receipts that has priority over Lender.
(d)    Application of Payments. All payments or prepayments made on the Term Loans shall be applied first to the outstanding accrued and unpaid interest thereon and second to the principal balances of the Term Loans on a pro rata basis.
2.3    Interest Rates: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in clause (b) below, the Term Loans and all other Obligations shall bear interest at a rate equal to nine percent (9%) per annum.
(b)    Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Lender), all Obligations shall bear interest on the outstanding principal balance thereof at a per annum rate equal to 5 percentage points above the per annum rate otherwise applicable hereunder, and
(c)    Payment. Interest on the Obligations shall be payable on the earliest of (i) the first day of each month for the preceding month, (ii) the occurrence of an Event of Default in consequence of which the Lender has elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. All fees payable hereunder shall be payable when set forth herein or otherwise on demand. Any interest not paid when due shall constitute an Event of Default under Section 8.2.
(d)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.
(e)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.4    Promissory Notes. Borrower agrees, at the request of the Lender, to execute and deliver to Lender a promissory note or notes, in conformity with the terms of this Agreement, in registered form to evidence any Term Loan, in form and substance reasonably satisfactory to Lender, payable to the order of Lender and otherwise duly completed.

3.CONDITIONS; TERM OF AGREEMENT.

3.1    Conditions Precedent to the Closing Date. The obligation of the Lender to make the Initial Term Loan shall be subject to the following conditions precedent:

(a)this Agreement has been duly executed and delivered by the Borrower, each Guarantor and the Lender;
(b)the Closing Date shall occur on or before December 31, 2014;
(c)Lender shall have received each of the following documents, in form and substance reasonably satisfactory to the Lender, duly executed (to the extent applicable), and each such document shall be in full force and effect:
(i)the Pledge Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank;
(ii)one or more Term Notes aggregating to the principal amount of the Initial Term Loan;
(iii)a certificate from the Secretary of each Credit Party (A) attesting to the resolutions of such Credit Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Credit Party is a party, (B) authorizing specific officers of such Credit Party to execute the same, and (C) attesting to the incumbency and signatures of such specific officers of such Credit Party;
(iv)copies of each Credit Party’s Governing Documents, as amended, modified, or supplemented to the Funding Date, certified by the Secretary of such Credit Party;
(v)a certificate of status with respect to Borrower, dated not earlier than 10 days prior to the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction; and
(vi)a reporting addendum (the “Reporting Addendum”) containing the information required by Sections 5.3, 5.5(a), 5.5(b), 5.6(b), 5.8, 5.12, 5.15, 5.17 and 7.1.
(d)The Lender shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.5, the form and substance of which shall be satisfactory to The Lender;
(e)Borrower shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;
(f)Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Document or with the consummation of the transactions contemplated thereby;
(g)the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
(h)no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
(i)no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Credit Party, the Lender, or any of their Affiliates; and
(j)no Material Adverse Change shall have occurred.
3.2    Term. This Agreement shall continue in full force until the later to occur of (a) the termination of any and all obligations of the Lender to fund the Initial Term Loan hereunder and (b) the repayment in full of the Obligations. The foregoing notwithstanding, the Lender shall have the right to terminate this Agreement, and any obligation to make the Initial Term Loan, prior to the Funding Date immediately and without notice upon the occurrence and during the continuation of an Event of Default.
3.3    Effect of Termination. On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand to be held by the Lender. No termination of this Agreement, however, shall relieve or discharge Borrower or its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Lender’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and any obligation of the Lender to fund the Initial Term Loan has been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and any and all obligations of the Lender to fund any loans hereunder have been terminated, the Lender will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender’s Liens and all notices of security interests and liens previously filed by the Lender with respect to the Obligations.
3.4    Early Termination by Borrower. Borrower has the option, at any time upon 15 days prior written notice by Borrower to the Lender, to terminate this Agreement by paying to the Lender, in cash, the Obligations, in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then Borrower shall be obligated to repay the Obligations, in full, on the date set forth as the date of termination of this Agreement in such notice.

4.CREATION OF SECURITY INTEREST.

4.1    Grant of Security Interest. In order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by the Credit Parties of each of their covenants and duties under the Loan Documents, each Credit Party hereby grants to the Lender a continuing security interest in all of its right, title, and interest in and to each the following property, whether currently existing, hereafter acquired or arising and wheresoever located (collectively, the “Collateral”):
(a)all of its Accounts,
(b)all of its Books,
(c)all of its commercial tort claims described on Schedule 4.1,
(d)all of its Deposit Accounts,
(e)all of its Equipment,
(f)all of its General Intangibles,
(g)all of its Inventory,
(h)all of its Investment Property (including all of its securities and Securities Accounts),
(i)all of its Negotiable Collateral,
(j)all of its Supporting Obligations,
(k)money or other assets of each such Credit Party that now or hereafter come into the possession, custody, or control of the Lender, and
(l)the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any Excluded Stock and the term “Investment Property” shall expressly exclude the Excluded Stock.

The Lender’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of the Lender or any Credit Party. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.
4.2    Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, the Lender or the Lender’s designee may (a) notify Account Debtors of the Credit Parties that the Credit Parties’ Accounts, chattel paper, or General Intangibles have been assigned to the Lender or that the Lender has a security interest therein, or (b) collect the Credit Parties’ Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the loan account.
4.3    Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.
(a)The Credit Parties authorize the Lender to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto (including without limitation any financing statements that (i) indicate the Collateral (A) as all assets of such Credit Party or words of similar effect, regardless of whether any particular asset of such Credit Party falls within the scope of Article 9 of the Code or whether any portion of the assets of such Credit Party constitute part of the Collateral, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (x) whether such Credit Party is an organization, the type of organization and any organization identification number issued to such Credit Party, and (y) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates), in any appropriate filing office without the signature of any Credit Party where permitted by applicable law.
(b)If any Credit Party acquires any commercial tort claims after the date hereof in which the expected recovery is expected to exceed $250,000, such Credit Party shall promptly (but in any event within 3 Business Days after such acquisition) deliver to the Lender a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to the Lender, pursuant to which such Credit Party shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to the Lender, as security for the Obligations (a “Commercial Tort Claim Assignment”).
(c)At any time upon the request of the Lender, the Credit Parties shall execute or deliver to the Lender any and all financing statements, original financing statements in lieu of continuation statements, amendments to financing statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that the Lender may reasonably request, in form and substance reasonably satisfactory to the Lender, to create, perfect, and continue perfected or to better perfect the Lender’s Liens in the assets of the Credit Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of the Lender in any owned Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Credit Party authorizes the Lender to execute any such Additional Documents in the applicable Credit Party’s name and authorizes the Lender to file such executed Additional Documents in any appropriate filing office.
4.4    Power of Attorney. Each Credit Party hereby irrevocably makes, constitutes, and appoints the Lender (and any of the Lender’s officers, employees, or agents designated by the Lender) as such Credit Party’s true and lawful attorney, with power to (a) if such Credit Party refuses to, or fails timely to execute and deliver any of the documents described in Section 4.3, sign the name of such Credit Party on any of the documents described in Section 4.3, (b) at any time that an Event of Default has occurred and is continuing, sign such Credit Party’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) endorse such Credit Party’s name on any of its payment items (including all of its Collections) that may come into the Lender’s possession, (d) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Credit Party’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (e) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting such Credit Party’s Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that the Lender determines to be reasonable, and the Lender may cause to be executed and delivered any documents and releases that the Lender determines to be necessary. The appointment of the Lender as each Credit Party’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender’s obligations to extend credit hereunder are terminated.
4.5    Right to Inspect. The Lender (through any of its officers, employees, or agents) shall have the right, (a) so long as no Default or Event of Default shall have occurred and be continuing, upon reasonable notice, during regular business hours and without unreasonable disruption of the business of the Borrower and its Subsidiaries, and (b) after the occurrence and during the continuance of a Default or an Event of Default, at any time and without prior notice, in each case, from time to time hereafter to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.
4.6    Control Agreements. The Credit Parties agree that they will, upon the request of the Lender, take any or all reasonable steps in order for the Lender to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (a) any Securities Account or Deposit Account having an average monthly balance of $100,000 or more and (b) all electronic chattel paper, Investment Property, and letter-of-credit rights. Upon the occurrence and during the continuance of a Default or Event of Default, the Lender may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to Lender.

5.REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender to enter into this Agreement, each Credit Party makes the following representations and warranties to the Lender which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Funding Date, as though made on and as of the Funding Date (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
5.1    No Encumbrances. Each Credit Party has good and indefeasible title to, or a valid leasehold interest in, its personal property assets and good and marketable title to, or a valid leasehold interest in, its Real Property, in each case, free and clear of Liens except for Permitted Liens.
5.2    Equipment. All of the material Equipment of the Credit Parties is used or held for use in their business and is fit for such purposes, ordinary wear and tear excepted.
5.3    Location of Inventory and Equipment. The Inventory and Equipment of Borrower and its Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified on the Reporting Addendum.

5.4    Inventory Records. Each Credit Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ material Inventory and the book value thereof.
5.5    State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
(a)The jurisdiction of organization of each Credit Party is set forth on the Reporting Addendum.
(b)The chief executive officer of each Credit Party is located at the address indicated on the Reporting Addendum.
(c)As of the Funding Date, the Credit Parties do not hold any commercial tort claims, except as set forth on Schedule 4.1.
5.6    Due Organization and Qualification; Subsidiaries.
(a)Each Credit Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.
(b)Set forth on the Reporting Addendum is a complete and accurate list of each Credit Party’s direct Subsidiaries as of the Funding Date, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Credit Party. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(c)Except as set forth on the Reporting Addendum, there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s Stock or any security convertible into or exchangeable for any such Stock.
5.7    Due Authorization; No Conflict.
(a)The execution, delivery, and performance by each Credit Party of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Credit Party.
(b)The execution, delivery, and performance by each Credit Party of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Credit Party, the Governing Documents of such Credit Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Credit Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Credit Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Credit Party, other than Permitted Liens, or (iv) require any approval of such Credit Party’s interestholders or any approval or consent of any Person under any material contractual obligation of such Credit Party, other than consents or approvals that have been obtained and that are still in force and effect.
(c)Other than the filing of financing statements, and the recordation of certain of Loan Documents, the execution, delivery, and performance by each Credit Party of this Agreement and the other Loan Documents to which such Credit Party is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.
(d)This Agreement and the other Loan Documents to which each Credit Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Credit Party will be the legally valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(e)Upon the filing of financing statements, the Lender’s Liens shall be validly created, perfected, and first priority Liens, subject only to Permitted Liens, to the extent such Liens can be perfected by the filing of financing statements and the delivery of stock certificates.
5.8    Litigation. Other than those matters disclosed on the Reporting Addendum, and other than matters that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of the Credit Parties, threatened in writing against Borrower or any of its Subsidiaries.
5.9    No Material Adverse Change. All financial statements relating to Borrower and its Subsidiaries that have been delivered by Borrower to the Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower’s and its Subsidiaries’ consolidated financial condition as of the date thereof and their consolidated results of operations for the period then ended. Since December 31, 2013, there has not been a Material Adverse Change with respect to Borrower and its Subsidiaries.
5.10    Fraudulent Transfer. No transfer of property is being made by Borrower or any of its Subsidiaries and no obligation is being incurred by the Borrower or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or its Subsidiaries.
5.11    Employee Benefits. None of the Credit Parties or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.
5.12    Environmental Condition. Except as set forth on the Reporting Addendum, (a) to Credit Parties’ knowledge, none of the Credit Parties’ properties or assets has ever been used by the Credit Parties, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law and where such violation would reasonably be expected to result in a Material Adverse Change, (b) to the Credit Parties’ knowledge, none of Borrower’s nor its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of the Credit Parties have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by the Credit Parties, and (d) none of the Credit Parties have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Credit Party resulting in the releasing or disposing of Hazardous Materials into the environment.
5.13    Intellectual Property. Each Credit Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted.
5.14    Leases. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating and all of such leases are valid and subsisting and no material default by Borrower or its Subsidiaries exists under any of them, in each case, except for leases the loss of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.
5.15    Deposit Accounts and Securities Accounts. Set forth on the Reporting Addendum is a listing of all of Borrower’s and its Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.16    Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Credit Parties in writing to the Lender (including all information contained in the Schedules hereto, in the Reporting Addendum or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Credit Parties in writing to the Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
5.17    Indebtedness. Set forth on the Reporting Addendum is a true and complete list of all Indebtedness of Borrower and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Funding Date and the Reporting Addendum accurately reflects the aggregate principal amount of such Indebtedness and describes the principal terms thereof.
5.18    Transaction Documents. As of the Closing Date and the Funding Date, Borrower has delivered to the Lender a complete and correct copy of the Transaction Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Person party thereto is in default in any material respect in the performance or compliance with any provisions thereof. All such documents comply with, and the transactions contemplated thereby have been consummated in accordance with, all applicable laws. The Transaction Documents are in full force and effect as of the Closing Date and the Funding Date and have not been terminated, rescinded or withdrawn. The execution, delivery and performance by the Credit Parties of the such documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in full force and effect. To the best of Credit Parties’ knowledge, none of the representations or warranties of any other Person in any Transaction Document contains any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading.
5.19    Licenses; Regulatory Approvals. Except as described on the Reporting Addendum hereof, Borrower and each of its Subsidiaries have all licenses and regulatory approvals necessary to the conduct of their business and in order to comply with all applicable law.

6.AFFIRMATIVE COVENANTS.
The Credit Parties covenant and agree that, until the payment in full of the Obligations, the Credit Parties shall and shall cause each of their Subsidiaries to do all of the following:
6.1    Accounting System. Maintain a system of accounting that enables the Credit Parties to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by the Lender.
6.2    Financial Statements, Reports, Certificates. Deliver to the Lender:
(a)as soon as available, but in any event within 50 days after the end of each of Borrower’s fiscal quarters (other than the fourth fiscal quarter),
(i)an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Borrower and its Subsidiaries’ operations during such period, and
(ii)a Compliance Certificate,
(b)as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years,
(i)Consolidated financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by an Approved Accounting Firm and certified, without any qualifications, (including any (A) “going concern” or like qualification or exception, or (B) qualification or exception as to the scope of such audit), by such accountants (other than with respect to the Consolidated nature of such financial statements) to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),
(ii)a Compliance Certificate, and
(c)as soon as available, but in any event within 30 days after the end of each month (other than a month that is the end of one of Borrower’s fiscal quarters), a Compliance Certificate;
(d)promptly, but in any event within 5 days after any Credit Party has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,
(e)promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on any Credit Party, notice of all actions, suits, or proceedings brought by or against any Credit Party before any Governmental Authority in which there is a reasonable probability of an adverse decision which, if determined adversely to such Credit Party or such Subsidiary, reasonably could be expected to result in a Material Adverse Change, and
(f)upon the request of the Lender, any other information reasonably requested relating to the Collateral or the financial condition of Borrower or its Subsidiaries.
Documents required to be delivered pursuant to Section 6.2(a) or (b) shall be deemed to have been delivered on the date (i) on which the Borrower files such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto, or (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website.
6.3    Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear and tear excepted (except where the failure to do so could not be expected to result in a Material Adverse Change), and comply at all times with the provisions of all leases to which it is a party as lessee (except for leases the loss of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change), so as to prevent any loss or forfeiture thereof or thereunder.
6.4    Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Credit Parties, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish the Lender with proof satisfactory to the Lender indicating that the applicable Borrower or Subsidiary of Borrower has made such payments or deposits.
6.5    Insurance.
(a)At the Credit Parties’ expense, maintain insurance respecting their and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. The Credit Parties also shall maintain public liability insurance. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to the Lender. The Credit Parties shall deliver a certificate of insurance with respect to all such policies to the Lender with an endorsement naming the Lender as a loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days (10 days in the case of non-

payment) prior written notice to the Lender in the event of cancellation of the policy for any reason whatsoever.
(b)The Credit Parties will not, and will not suffer or permit their respective Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.5, unless the Lender is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. The Credit Parties promptly shall notify the Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to the Lender.
6.6    Location of Inventory and Equipment. Keep Borrower’s and its Subsidiaries’ chief executive offices only at the locations identified on the Reporting Addendum; provided, however, that Borrower or any Subsidiary may change its chief executive office by written notice to the Lender not less than 30 days prior to the date such chief executive office is relocated, so long as such new location is within either the continental United States or same country as its original location.
6.7    Compliance with Laws. Other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including, but not limited to, the Fair Labor Standards Act, the Americans With Disabilities Act, and all laws, rules, regulations, and orders relating to truth in lending, billing practices, fair credit reporting, equal credit opportunity, debt collection practices, and consumer debtor protections.
6.8    Leases. Pay when due all rents and other amounts payable under any leases to which any Credit Party is a party or by which any Credit Party’s properties and assets are bound, unless (a) such payments are the subject of a Permitted Protest or (b) the failure to make such payments would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
6.9    Existence. At all times preserve and keep in full force and effect Credit Party’s valid existence and good standing and any rights and franchises material to their businesses, except to the extent that the failure to maintain any such existence, right, or franchise is a Permitted Disposition.
6.10    Environmental.
(a)Keep any property either owned or operated by any Credit Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except to the extent that such obligations or liabilities would not reasonably be expected to result in a Material Adverse Change, (b) comply with Environmental Laws, except to the extent that the failure to comply would not reasonably be expected to result in a Material adverse Change, and provide to the Lender documentation of such compliance which the Lender reasonably requests, (c) promptly notify the Lender of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Credit Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide the Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property owned in fee by any Credit Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Credit Party, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.
6.11    Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify the Lender if any written information, exhibit, or report furnished to the Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
6.12    Formation of Subsidiaries. At the time that any Credit Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Credit Party shall (a) unless such new Subsidiary either (i) shall have no assets and conduct no business or (ii) will be acquiring and/or originating receivables or acquiring goods to hold for lease and will be incurring Indebtedness for such purposes, cause such new Subsidiary to provide to the Lender a joinder to this Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance satisfactory to the Lender (including being sufficient to grant the Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to the Lender a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to the Lender, and (c) provide to the Lender all other documentation, including one or more opinions of counsel satisfactory to the Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.
6.13    Licenses; Regulatory Approval. Obtain and maintain all material licenses and regulatory approvals necessary in the conduct of their business and in order to comply with all applicable law.
6.14    Retirement of Convertible Bonds. Immediately upon the purchase of any Convertible Bonds, cancel and retire such Convertible Bonds.

7.	NEGATIVE COVENANTS.
Each Credit Party covenants and agrees that, until termination of any and all obligations of the Lender to fund any loans hereunder and payment in full of the Obligations, such Credit Party will not and will not permit any of its Subsidiaries to do any of the following:
7.1    Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:
(a)Indebtedness evidenced by this Agreement and the other Loan Documents,
(b)Indebtedness outstanding on the Closing Date and set forth on the Reporting Addendum,
(c)intercompany loans and advances permitted by Section 7.11;
(d)Indebtedness (including Guarantees) in respect of (i) performance, surety, bid, appeal or similar bonds, completion guarantees or similar instruments, including letters of credit and bankers acceptances (not incurred for the purpose of borrowing money), in each case provided in the ordinary course of business, (ii) Hedging Agreements entered into in the ordinary course of business as a risk management strategy and (iii) agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations pursuant to such agreement, incurred in connection with the disposition of any business, assets or Subsidiary of Borrower;
(e)Capital Lease Obligations and Indebtedness created, incurred or assumed in respect of the purchase, improvement, repair or construction of property, provided that such Indebtedness is created, incurred or assumed within 180 days after the earlier of (x) the placement in service of such property or (y) the final payment on such property, and provided that the aggregate amount of the

Indebtedness and created, incurred or assumed pursuant to this paragraph (e) at any time outstanding shall not exceed $500,000;
(f)Indebtedness incurred to pay premiums for insurance policies maintained by Borrower or any of its Subsidiaries in the ordinary course of business not exceeding in aggregate the amount of such unpaid premiums;
(g)Indebtedness of any Person acquired by Borrower or any of its Subsidiaries in an acquisition permitted by Section 7.11 (“Acquisition Indebtedness”) and assumed by Borrower or such Subsidiary pursuant to such acquisition, provided that (i) such Indebtedness was not incurred in contemplation of such acquisition, and (ii) such Indebtedness in respect thereof shall not be secured by any assets other than some or all of the assets securing the acquired Indebtedness prior to such acquisition;
(h)refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (e) and (g) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in the Lender’s reasonable judgment, materially impair the prospects of repayment of the Obligations by the Credit Parties or materially impair Borrower’s or any Credit Party’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Credit Parties as liable with respect thereto if such additional Credit Parties were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Credit Party, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;
(i)Guarantees with respect to bonds issued to support workers’ compensation, unemployment or other insurance or self-insurance obligations, and similar obligations, in each case, incurred by Borrower or any of its Subsidiaries in the ordinary course of business;
(j)Indebtedness in the form of any earnout or other similar contingent payment obligation incurred in connection with an acquisition permitted hereunder;
(k)Indebtedness arising in the ordinary course of business in respect of netting services, overdraft protections, cash management services and otherwise in connection with deposit accounts;
(l)Guarantees (i) of Indebtedness otherwise permitted to be incurred hereunder or (ii) granted in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower or any of its Subsidiaries;
(m)Indebtedness incurred by Excluded Subsidiaries to fund the origination or purchase of receivables or the purchase of goods to be held for lease, in either case in the ordinary course of business; and
(n)Other Indebtedness of Borrower or any of its Subsidiaries in an aggregate face and/or principal amount at any time outstanding not in excess of $1,000,000.
7.2    Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(h) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness):
(a)Liens for taxes, assessments or other governmental charges or levies not yet due and payable or as to which the period of grace, if any, related thereto has not expired or which are subject to a Permitted Protest;
(b)builder’s, architects’, engineer’s, laborer’s, supplier of materials’, mechanics’, materialmen’s, carriers’, warehousemen’s, processor’s, landlord’s and similar Liens arising in the ordinary course of business and securing obligations of such Person that are either (i) not overdue for a period of more than 60 days, or, (ii) if more than 60 days overdue, (A) as to which no action has been taken to enforce such Lien or (B) that are subject to a Permitted Protest;
(c)Liens arising in connection with workers’ compensation, unemployment insurance, pensions and social security benefits and similar programs;
(d)(i) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents, leases, governmental contracts, permits, licenses, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and (ii) Liens securing surety, indemnity, performance, appeal and release bonds, provided that full provision for the payment of all such obligations has been made on the books of such Person if and to the extent required by GAAP;
(e)imperfections of title, statutory exceptions to title, restrictive covenants, rights of way, easements, servitudes, mineral interest reservations, municipal and zoning by-laws and ordinances or similar laws or rights reserved to or vested in any governmental office or agency to control or regulate the use of any real property, general real estate taxes and assessments not yet delinquent and other encumbrances on real property that (i) do not arise out of the incurrence of any Indebtedness for money borrowed and (ii) do not interfere with or impair in any material respect the operation, in the ordinary course of business, of the real property on which such Lien is imposed;
(f)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party or Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;
(g)leases or subleases granted to others not interfering in any material respect with the business of Borrower or any Subsidiary of Borrower and any interest or title of a lessor under any lease (whether a Capital Lease or an operating lease) permitted by this Agreement or the Loan Documents;
(h)Liens arising from the granting of a lease or license to enter into or use any asset of Borrower or any Subsidiary of Borrower to any Person in the ordinary course of business of Borrower or any Subsidiary of Borrower that does not interfere in any material respect with the use or application by Borrower or any Subsidiary of Borrower of the asset subject to such license in the business of Borrower or such Subsidiary;
(i)Liens attaching solely to cash earnest money deposits made by Borrower or any Subsidiary of Borrower in connection with any letter of intent or purchase agreement entered into it in connection with an acquisition permitted hereunder;
(j)Liens arising from precautionary UCC financing statements (or analogous personal property security filings or registrations in other jurisdictions) regarding operating leases;
(k)Liens on insurance policies and proceeds thereof to secure premiums thereunder;
(l)Liens existing as of the Closing Date and that are listed on the Reporting Addendum, and replacement Liens on the same assets; provided that (A) such Liens shall apply only to the property or assets to which they apply on the Closing Date and (B) such Liens shall secure only (x)

those obligations that they secured on the Closing Date and (y) refinancings of such secured obligations permitted hereunder so long as the principal amount of obligations secured under this clause (iv) does not exceed the sum of the principal amount of such secured obligations being refinanced plus the amount of any premium required to be paid thereon as a result of, and any interest, fees and costs incurred in, such refinancing;
(m)Liens securing Indebtedness permitted by Section 7.1(e), provided that any such Lien shall apply only to the property that is the subject of such Indebtedness;
(n)Liens securing Indebtedness permitted by Section 7.1(f), provided that such Liens attach only to insurance policies and proceeds thereof;
(o)Liens securing Indebtedness assumed or incurred pursuant to Section 7.1(g) in connection with any acquisition permitted hereunder, provided that (A) such Liens attach only to property or assets acquired in connection with such acquisition, (B) such Liens were not created in contemplation of such acquisition and (C) such Liens shall secure only those obligations that they secure at the time of such acquisition in respect thereof;
(p)Liens on property or assets of Excluded Subsidiaries;
(q)Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted hereunder, provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed;
(r)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(s)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.8 or securing appeal or other surety bonds relating to such judgments;
(t)Any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
(u)Liens not otherwise permitted by the foregoing clauses of this Section 7.2 or the succeeding clause of this Section 7.2 securing obligations in an aggregate amount outstanding at any time not in excess of $500,000; and
(v)Liens in favor of a Credit Party securing Indebtedness permitted under Section 7.1(c) and which, if on assets of a Credit Party, have been subordinated to the Liens of the Lender on terms reasonably satisfactory to the Lender.
7.3    Restrictions on Fundamental Changes.
(a)Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.
(b)Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).
(c)Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets;
provided, however, that (i) any Subsidiary of Borrower may convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets to the Borrower or any other Credit Party, (ii) any Subsidiary of Borrower may merge or consolidate with the Borrower (so long as the Borrower is the surviving entity) or any other Subsidiary of Borrower (provided, however, that if any such Subsidiary is a Credit Party, the surviving entity shall be a Credit Party), (ii) any Subsidiary of Borrower may be liquidated or dissolved into its parent entity; (iii) Borrower may merge with any other Person to consummate an acquisition permitted by Section 7.11 hereof provided that Borrower is the surviving entity and (iv) any Subsidiary of Borrower may merge with any other Person to consummate an acquisition permitted by Section 7.11 hereof provided that the entity surviving such merger is a wholly-owned Subsidiary of Borrower and is a Credit Party.
7.4    Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Credit Party.

7.5    Change Name. Change any Credit Party’s name, organizational identification number, state of organization, or organizational identity; provided, however, that a Credit Party may change its name upon at least 30 days prior written notice by Borrower to the Lender of such change and so long as, at the time of such written notification, such Credit Party provides any financing statements necessary to perfect and continue perfected the Lender’s Liens.
7.6    Nature of Business. (a)  Make any change in the principal nature of its or their business, or (b) engage in collections policies or procedures (including the timing, amount and implementation of such policies and procedures) which (i) are inconsistent with past practices of the Credit Parties, or (ii) would violate any law, rule, regulation, policy, or order relating to truth in lending, billing practices, fair credit reporting, equal credit opportunity, debt collection practices, or consumer debtor protection.
7.7    Prepayments and Amendments. Except in connection with a refinancing permitted by Section 7.1(h):
(a)optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Credit Party, other than (i) the Convertible Bonds in accordance with the Transaction Documents and (ii) the Obligations in accordance with this Agreement and the Loan Documents;
(b)directly or indirectly, amend, modify, alter, increase, or change any of the material terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), or
(c)amend, modify, supplement, or restate (i) any of their Governing Documents, including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it with respect to any of its Stock, or enter into any new agreement with respect to any of its Stock, in each case, in a manner that would be adverse to the interests of the Lender, or (ii) any material terms or conditions of any Transaction Document in a manner that is materially adverse to the Credit Parties or materially adverse to the interests of the Lender except to the extent necessary to comply with applicable law.
7.8    Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.
7.9    Distributions. Other than distributions or declaration and payment of dividends by a Subsidiary of a Credit Party to a Credit Party, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any Stock of any Credit Party , of any class, whether now or hereafter outstanding; provided, however, that (a) any Subsidiary of a Credit Party may pay dividends or make distributions to such Credit Party or any other Subsidiary of Borrower, and (b) the Borrower may purchase and retire its Stock (i) in a manner similar to its historic practices with respect to vestings under its stock compensation plans, or (ii) as otherwise approved in advance by Lender.
7.10    Accounting Methods. Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP) in any material respect or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s or its Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide the Lender information regarding Borrower’s and its Subsidiaries’ financial condition.
7.11    Investments. Directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment other than:
(a)Permitted Investments;
(b)loans, advances or other Investments made by (i) Borrower or any Subsidiary of Borrower to or in any Credit Party or any wholly-owned Subsidiary of Borrower, provided that any such Investments by a Credit Party to or in any such Subsidiary that is not a Credit Party are either (A) used to fund the origination or purchase of receivables or the purchase of goods to be held for lease, in either case in the ordinary course of business or (B) in an aggregate amount not to exceed $1,000,000 outstanding at any time and (ii) any Subsidiary of Borrower that is not a Credit Party to or in Borrower or any other Subsidiary of Borrower;
(c)Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party;
(d)Investments consisting of non-cash consideration received in connection with a sale of assets permitted under Section  7.4;
(e)Investments in existence on the Closing Date by Borrower and each of its Subsidiaries in the Stock of their respective Subsidiaries;
(f)Investments consisting of Stock, securities or notes received in settlement of accounts receivable incurred in the ordinary course of business from a customer that Borrower or any Subsidiary of Borrower has reasonably determined is unable to make cash payments in accordance with the terms of such account receivable;
(g)accounts receivable created or acquired, and deposits, prepayments and other credits to suppliers made, in the ordinary course of business;
(h)prepaid expenses and lease, utility, workers’ compensation, performance and other similar deposits made in the ordinary course of business;
(i)Investments constituting Guarantees permitted under Section 7.1 and Investments permitted under Section 7.11(k);
(j)Investments consisting of Hedging Agreements permitted hereunder;
(k)any Credit Party may acquire all or substantially all of the assets of a Person or line of business, unit or division of such Person, or not less than 100% of the Stock of such a Person (other than directors’ qualifying shares) (in each case referred to herein as the “Acquired Entity”), provided that (i) the aggregate acquisition amount is less than $5,000,000, (ii) the Acquired Entity shall be in a similar line of business as that of Borrower and its Subsidiaries, (iii) at the time of such transaction both before and immediately after giving effect thereto, no Event of Default or Default shall have occurred and be continuing, (iv) within thirty (30) days after the consummation of such acquisition (or such longer time as the Lender may approve), the Acquired Entity and each Subsidiary of the Acquired Entity shall become a Credit Party; and Borrower and each Credit Party shall comply, and shall cause their respective Subsidiaries to comply, with the other provisions of Section 6.12 applicable to such Acquired Entity or Subsidiary, or to its Stock, substantially concurrently with the consummation of such acquisition or by such later date reasonably agreed by the Lender with respect to specific compliance items (any acquisition of an Acquired Entity meeting all of the criteria set forth in this paragraph (k) being referred to herein as a “Permitted Acquisition”); and
(l)other Investments in an aggregate amount not to exceed $1,000,000 during the term of the Agreement.
7.12    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that (a) are (i) in the ordinary course of such Credit Party’s business, (ii) upon fair and reasonable terms, (iii) are fully disclosed to the Lender, and (iv) are no less favorable to Credit Parties than would be obtained in an arm’s length transaction with a non-Affiliate, (b) distributions and dividends permitted hereunder, or (c) reasonable compensation of officers and directors.
7.13    Use of Proceeds. Use the proceeds of (a) the Initial Term Loan for any purpose other than to pay a portion of the purchase price of the Convertible Bonds pursuant to the Transaction Documents and (b) any Additional Term Loan for any purpose not approved by Lender in writing.

8.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1    If Borrower fails to pay when due and payable or when declared due and payable, all or any portion of the principal amount of the Term Loans;
8.2    if Borrower fails to pay when due and payable any interest on the Term Loans (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations) and such failure shall continue unremedied for a period of three (3) Business Days;
8.3    If any Credit Party:
(a)fails to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 4.5, 6.11, 6.12, 6.14 and 7.1 through 7.13, of this Agreement and such failure continues for a period of 10 days after the earlier of the date (i) any officer of any Credit Party becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Lender;
(b)fails or neglects to perform, keep, or observe any other term, provision, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of the date (i) any officer of any Credit Party becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Lender;
8.4    If any portion of any Credit Party’s assets with a value in excess of $500,000 is attached, seized, subjected to a writ or distress warrant, or levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Credit Party;
8.5    If an Insolvency Proceeding is commenced by any Credit Party;
8.6    If an Insolvency Proceeding is commenced against any Credit Party, and any of the following events occur: (a) such Credit Party consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Credit Party, or (e) an order for relief shall have been entered therein;
8.7    If any Credit Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
8.8    If one or more judgments or other claims involving an aggregate amount of $500,000 or more becomes a Lien or encumbrance upon any of any Credit Party’s assets and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of 30 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
8.9    (a)    If there is a default in one or more agreements to which Borrower or any of its Subsidiaries is a party with one or more third Persons relative to any Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower’s or such Subsidiary’s obligations thereunder; or
(b)If there is a default in any other material agreement to which Borrower or any Subsidiary of Borrower is a party with one or more third Persons and such default results in a right by such third Person(s), irrespective of whether exercised, to terminate such agreement and such default, individually or in the aggregate together with all other such defaults, which would result in a Material Adverse Change;

8.10    If any Credit Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;
8.11    If any material misstatement or material misrepresentation exists as of the date when made or deemed made, in any warranty, representation, written statement, or Record made to the Lender by any Credit Party;
8.12    If the obligation of (a) any Guarantor under Section 12 is limited or terminated by operation of law or by such Guarantor thereunder;
8.13    If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or except as a result of the election of the Lender not to perfect such Lien; or
8.14    Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability of any provision of any Loan Document shall be contested by any Credit Party, or a proceeding shall be commenced by any Credit Party, or by any Governmental Authority having jurisdiction over any Credit Party, seeking to establish the invalidity or unenforceability of any provision of any Loan Document, or any Credit Party shall deny that it has any liability or obligation purported to be created under any Loan Document.

9.THE LENDER’S RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Lender (at its election but without notice of its election and without demand) is entitled do any one or more of the following, all of which are authorized by each Credit Party:
(a)Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;
(b)If the Funding Date has not occurred, terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender, including, but not limited to, any obligation of the Lender to fund the Initial Term Loan, but without affecting any of the Lender’s Liens in the Collateral and without affecting the Obligations;
(c)Settle or adjust disputes and claims directly with any Credit Party’s Account Debtors for amounts and upon terms which the Lender considers advisable, and in such cases, the Lender will credit such Credit Party with only the net amounts received by the Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;
(d)Cause the Credit Parties to hold all of their returned Inventory in trust for the Lender and segregate all such Inventory from all other assets of the Credit Parties or in any Credit Party’s possession;
(e)Without notice to or demand upon any Credit Party, make such payments and do such acts as the Lender considers necessary or reasonable to protect its security interests in the Collateral. Each Credit Party agrees to assemble the Collateral if the Lender so requires, and to make the Collateral available to the Lender at a place that the Lender may designate which is reasonably convenient to both parties. Each Credit Party authorizes the Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in the Lender’s determination appears to conflict with the priority of the Lender’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s loan account therefor. With respect to any owned or leased premises of any Credit Party, each Credit Party hereby grants the Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)Without notice to any Credit Party (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Credit Party held by the Lender, or (ii) Indebtedness at any time owing to or for the credit or the account of any Credit Party held by the Lender;
(g)Hold, as cash collateral, any and all balances and deposits of any Credit Party held by the Lender to secure the full and final repayment of all of the Obligations;
(h)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Each Credit Party hereby grants to the Lender a license or other right to use, without charge, such Credit Party’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and such Credit Party’s rights under all licenses and all franchise agreements shall inure to the Lender’s benefit;
(i)Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Credit Party’s premises) as the Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale and the Lender may credit bid and purchase at any public sale;
(j)Seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, seek the appointment of such a receiver without the requirement of prior notice or a hearing; and
(k)Shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

Except in those circumstances where no notice is required under the Code, the Lender shall give Borrower (for the benefit of the applicable Credit Party) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made. The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 13, at least 10 days before the earliest time of disposition set forth in the notice; however, no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Sections 8.5 or 8.6, in addition to the remedies set forth above, without any notice to any Credit Party or any other Person or any act by the Lender, any obligation of the Lender to fund any loans hereunder shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by the Credit Parties.
9.2    Remedies Cumulative. The rights and remedies of the Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver. No delay by the Lender shall constitute a waiver, election, or acquiescence by it.

10.TAXES AND EXPENSES.

If any Credit Party fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, the Lender, in its sole discretion and without prior notice to any Credit Party, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 6.5 hereof, obtain and maintain insurance policies of the type described in Section 6.5 and take any action with respect to such policies as the Lender deems prudent. Any such amounts paid by the Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by the Lender to make similar payments in the future or a waiver by the Lender of any Event of Default under this Agreement. The Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.
11.1    Demand; Protest; etc. Each Credit Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender on which any such Credit Party may in any way be liable.
11.2    The Lender’s Liability for Collateral. Each Credit Party hereby agrees that: (a) so long as the Lender complies with its obligations, if any, under the Code, the Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Credit Parties.
11.3    Indemnification. Each Credit Party shall pay, indemnify, defend, and hold the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Credit Parties shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which the Credit Parties were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Credit Parties with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY

OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.GUARANTY
12.1    Guaranty; Limitation of Liability.
(a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Credit Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Credit Party to Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Credit Party. This is a guaranty of payment and performance and not of collection.
(b)Each Guarantor, and by its acceptance of this Guaranty, the Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Lender and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guaranty as set forth in this Article 12 and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the Guaranty under this Agreement and any guarantee of Indebtedness that is secured by Liens on the Collateral will be deemed to be enforceable and payable after the Guaranty hereunder and any such guarantee of Debt that is secured by Liens on the Collateral shall be deemed to be enforceable and payable simultaneously with the Guaranty hereunder. To the fullest extent permitted by applicable law, this Section 12.1(b) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Stock of such Guarantor.
(c)Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law and Section 12.1(b), such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to Lender under or in respect of the Loan Documents.
12.2    Guaranty Absolute.
(a)Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Credit Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Credit Party or whether the Borrower or any other Credit Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(i)any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
(ii)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Credit Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Credit Party or any of its Subsidiaries or otherwise;
(iii)the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or Lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(iv)any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Credit Party under the Loan Documents or any other assets of any Credit Party or any of its Subsidiaries whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have;
(v)any change, restructuring or termination of the corporate structure or existence of any Credit Party or any of its Subsidiaries;
(vi)any failure of Lender to disclose to any Credit Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party now or hereafter known to Lender (each Guarantor waiving any duty on the part of the Lender to disclose such information);
(vii)the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
(viii)any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Lender that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor or surety.
(b)This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Credit Party or otherwise, all as though such payment had not been made.
12.3    Waivers and Acknowledgments.
(a)Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Credit Party or any other Person or any Collateral.

(b)Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(c)Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Credit Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
(d)Each Guarantor acknowledges that the Lender may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Lender against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.
(e)Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party or any of its Subsidiaries now or hereafter known by Lender.
(f)Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 12.2 and this Section 12.3 are knowingly made in contemplation of such benefits.

12.4    Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Credit Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Lender against the Borrower, any other Credit Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Credit Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and any and all obligations of the Lender to fund any loans hereunder shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, or (b) the Termination Date, such amount shall be received and held in trust for the benefit of Lender, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to Lender in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Termination Date shall have occurred, Lender will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
12.5    Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Credit Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 12.5:
(a)Prohibited Payments, Etc. Except following notice from the Lender given during the continuance of a Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Credit Party), each Guarantor may receive payments from any other Credit Party on account of the Subordinated Obligations. After notice from the Lender given after the occurrence and during the continuance of any Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Credit Party), however, unless the Lender otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
(b)Prior Payment of Guaranteed Obligations. In any Insolvency Proceeding, each Guarantor agrees that the Lender shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of an Insolvency Proceeding, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
(c)Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Credit Party), each Guarantor shall, if Lender so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender and deliver such payments to the Lender on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
(d)Lender Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Credit Party), the Lender is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and if such Guarantor fails to do so, to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Lender for application to the Guaranteed Obligations (including any and all Post Petition Interest).
12.6    Continuing Guaranty; Assignments.
(a) This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender and its successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, the Term Loans owing to it and any Term Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lender herein or otherwise, in each case as and to the extent provided in Section 12.6. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender (except in connection with a transaction expressly permitted under Section 7.3 of this Agreement) and any such attempted assignment without such consent shall be null and void.

13.NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by Credit Parties or the Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail to Credit Parties in care of Borrower or to the Lender, as the case may be, at its address set forth below:

If to Borrower:	ATLANTICUS HOLDINGS CORPORATION
Five Concourse Parkway
Suite 400
Atlanta, GA 30328
Attn: Chief Financial Officer
Email: william.mccamey@atlanticus.com

With a copy to:	GREENBERG TRAURIG, LLP
3333 Piedmont Road NE
Suite 2500
Atlanta, GA 30305
Attn: James Altenbach
Email: altenbachj@gtlaw.com

If to Lender:	DOVE VENTURES, LLC
101 Convention Center Drive, Suite 850
Las Vegas, NV 89109
Attn: Joshua C. Miller
Email: jmiller@key-state.com

With a copy to:	TROUTMAN SANDERS LLP
600 Peachtree St. NE
Suite 5200
Atlanta, GA 30350
Attn: Hazen H. Dempster
Email: hazen.dempster@troutmansanders.com
The Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 13, other than notices by the Lender in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Credit Party acknowledges and agrees that notices sent by the Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by facsimile or any other method set forth above.

14.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a)THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN

DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA.
(b)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN CLARK COUNTY, NEVADA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH CREDIT PARTY AND THE LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 14(b).
(c)THE CREDIT PARTIES AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE CREDIT PARTIES AND THE LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

15.GENERAL PROVISIONS.
15.1    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that the Credit Parties may not assign this Agreement or any rights or duties hereunder without the Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lender shall release any Credit Party from its Obligations. The Lender may assign this Agreement and the other Loan Documents, or any participation therein, and its rights and duties hereunder, in whole or in part, with the consent of the Borrower (such consent not to be unreasonably withheld) provided, however, that no consent or approval by the Borrower or any Credit Party is required in connection with any assignment by Lender if (a) there then exists an Event of Default or (b) such assignment is to an Affiliate of the assigning Lender.
15.2    Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Lender and Borrower (on behalf of all Credit Parties) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given. Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld) amend this Agreement to the extent necessary or appropriate to provide for multiple lenders hereunder and for a lead lender or agent for such lenders.
15.3    No Waivers; Cumulative Remedies. No failure by the Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by the Lender in exercising the same, will operate as a waiver thereof. No waiver by the Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Lender on any occasion shall affect or diminish the Lender’s rights thereafter to require strict performance by the Credit Parties of any provision of this Agreement. The Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that the Lender may have.
15.4    Effectiveness. This Agreement shall be binding and deemed effective when executed by the Credit Parties and the Lender.
15.5    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
15.6    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender or the Credit Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
15.7    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
15.8    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
15.9    Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Credit Party or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender related thereto, the liability of the Credit Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
15.10    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:
ATLANTICUS HOLDINGS CORPORATION

By:/s/ William R. McCamey
Name: William R. McCamey Title: Chief Financial Officer

GUARANTORS:
ACC HOLDING, LLC

By:/s/ William R. McCamey
Name: William R. McCamey Title: Manager

ACCESS FINANCING, LLC

By:/s/ Brian Stone
Name: Brian Stone Title: President

ATLANTICUS SERVICES CORPORATION

By:/s/ William R. McCamey
Name: William R. McCamey Title: Chief Financial Officer

LOAN AND SECURITY AGREEMENT SIGNATURE PAGE

CC SERVE CORPORATION

By:/s/ William R. McCamey
Name: William R. McCamey Title: Vice President

CIAC CORPORATION

By:/s/ William R. McCamey
Name: William R. McCamey Title: Vice President

MOBILE TECH INVESTMENTS, LLC

By:/s/ Brian Stone
Name: Brian Stone Title: President

WILTON ACQUISITIONS, LLC

By:/s/ Mitch Saunders
Name: Mitch Saunders Title: Manager

[Signature continue on following page]

LOAN AND SECURITY AGREEMENT SIGNATURE PAGE

LENDER:
DOVE VENTURES, LLC, as Lender By:/s/ Josh Miller Josh Miller Secretary

LOAN AND SECURITY AGREEMENT SIGNATURE PAGE

EXHIBIT A

FORM OF TERM NOTE

$[____________]                                Las Vegas, Nevada                                                    [____________], 201_

FOR VALUE RECEIVED, the undersigned ATLANTICUS HOLDINGS CORPORATION, a Georgia corporation (hereinafter referred to as “Maker”), promises to pay to the order of DOVE VENTURES, LLC, a Nevada limited liability company (hereinafter to as the “Holder”), at Holder’s office located at 101 Convention Center Drive, Suite 850, Las Vegas, Nevada 89109, or at such other place as Holder may from time to time designate in writing, the principal sum of [____________] Dollars (U.S. $[__________]), payable in full on the Termination Date. Capitalized terms used herein but not defined have the meaning given to such terms in the Loan Agreement referenced below.

Interest on the principal balance from time to time outstanding hereunder shall accrue at the rates and shall be payable in the manner set forth in that certain Loan and Security Agreement dated November 26, 2014 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Maker, certain Subsidiaries of Maker as guarantors, and Holder, as Lender. In no contingency or event whatsoever shall the interest rate charged pursuant to the terms of this Note or the Loan Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Holder has received interest hereunder in excess of the highest applicable rate, Holder shall promptly refund such excess interest to Maker.

This Note is one of the Term Notes referred to in the Loan Agreement and is subject to all of the terms and conditions of the Loan Agreement, including, but not limited to, those relating to prepayments hereon, and those relating to the acceleration of the indebtedness represented hereby upon the occurrence of an Event of Default. Payment of this Note is secured by the Collateral.

In the event that all or any portion of the indebtedness evidenced hereby shall be collected by or through an attorney-at-law, Holder shall be entitled to collect from Maker all costs of collection, including reasonable attorneys’ fees.

Maker hereby waives presentment, demand for payment, protest and notice of protest, notice of dishonor and all other notices in connection with this Note. This Note shall be payable without right of setoff, any defense or want or failure of consideration, nonperformance of any condition precedent, nondelivery or delivery for a special purpose or any other defense of any nature whatsoever.

THE VALIDITY OF THIS NOTE, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE HOLDER HEREOF WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA.
THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE TRIED AND LITIGATED IN THE STATE AND

TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN CLARK COUNTY, NEVADA. MAKER AND THE HOLDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS PARAGRAPH.
MAKER AND THE HOLDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. MAKER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
[Signatures being on following page]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed under seal by its duly authorized officer as of the day and year first written above.

ATLANTICUS HOLDINGS CORPORATION, a Georgia corporation

By:_________________________________________
Name: Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Pursuant to that certain Loan and Security Agreement (the “Loan Agreement”) dated as of November 26, 2014, by and among ATLANTICUS HOLDINGS CORPORATION, a Georgia corporation (“Borrower”), the Subsidiaries of Borrower party thereto and Dove Ventures, LLC, a Nevada limited liability company, as Lender (the “Lender”) (capitalized terms used herein and not otherwise defined having the meanings given such terms in the Loan Agreement), the undersigned, being the chief financial officer of Borrower (and in that capacity and not in my individual capacity), hereby certifies to the Lender as follows:

1.The undersigned is the chief financial officer of Borrower and, in that capacity, is authorized and empowered to issue this certificate for and on behalf of Borrower.

2.Borrower is, on the date hereof, in compliance with all the terms and conditions set forth in the Loan Agreement on its part to be observed and performed, which terms and conditions are incorporated herein by reference; and

3.On the date hereof, no Default or Event of Default has occurred or is continuing.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this _____ day of _______, 201__.

_________________________________(SEAL)
Name:
Title:
Atlanticus Holdings Corporation

SCHEDULE 4.1

COMMERCIAL TORT CLAIMS

None